Exhibit 99.3

CONSENT OF ROTH CAPITAL PARTNERS, LLC

April 29, 2011

Board of Directors

GigOptix, Inc.

2300 Geng Road, Suite 250

Palo Alto, California 94303

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 4, 2011, to the Board of Directors of GigOptix, Inc. as Annex C to, and references thereto and our firm under the captions “SUMMARY — Opinion of GigOptix’ Financial Advisor”, “The Merger — Background of the Merger”, “PROPOSAL ONE — ADOPTION OF THE MERGER AGREEMENT — Background of the Merger” and “PROPOSAL ONE — ADOPTION OF THE MERGER AGREEMENT — Opinion of GigOptix’ Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving a subsidiary of GigOptix, Inc. (“GigOptix”) with and into Endwave Corporation, which proxy statement/prospectus forms a part of the Amendment No. 2 to the Registration Statement on Form S-4 of GigOptix, as filed by GigOptix on April 29, 2011. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of such Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Roth Capital Partners, LLC
ROTH CAPITAL PARTNERS, LLC